Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257731

PROSPECTUS SUPPLEMENT NO. 11
(to Prospectus dated August 6, 2021)

JANUS INTERNATIONAL GROUP, INC.
Up to 114,045,400 Shares of Common Stock
Up to 10,150,000 Warrants
Up to 10,150,000 Shares of Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated August 6, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-257731). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on May 17, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to resale from time to time of up to 114,045,400 shares of our common stock, par value $0.0001 per share (the “Common Stock”), 10,150,000 warrants to purchase Common Stock of the Company (the “Warrants”) and 10,150,000 shares of Common Stock issuable upon exercise of the Warrants by the selling securityholders named in the Prospectus (each a “Selling Securityholder and collectively, the “Selling Securityholders”). The Common Stock may be offered from time to time up to specified limits by one or more of the Selling Securityholders identified in the Prospectus or in any supplement to the Prospectus. See the sections of the Prospectus entitled “Selling Securityholders” and “Plan of Distribution.”

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “JBI.” On May 13, 2022, the closing sale price of our Common Stock was $9.04. Our Warrants were listed on NYSE under the symbol “JBI WS” until November 11, 2021. On November 11, 2021, the closing sale price of our Warrants was $3.80. As of 5:00 p.m., Eastern Time, on November 12, 2021, all of our outstanding Warrants have been redeemed.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Common Stock involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus, and in Section 1A. Risk Factors of our Annual Report.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 17, 2022

Janus International Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40456	86-1476200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
135 Janus International Blvd., Temple, GA 30179 (Address of Principal Executive Offices) (Zip Code)
(866) 562-2580 (Registrant’s Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	JBI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On May 17, 2022, Janus International Group, Inc. (the “Company”), issued a press release announcing financial results for the quarter ended April 2, 2022 (the “Earnings Release”). The full text of the Earnings Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is available on the investor relations section of the Company’s website at https://ir.janusintl.com/.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01. Regulation FD Disclosure.

On May 17, 2022, the Company provided an investor presentation that will be made available on the investor relations section of the Company’s website at https://ir.janusintl.com/. The investor presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

This information shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press release issued by Janus International Group, Inc. on May 17, 2022

99.2	Investor Presentation, dated May 17, 2022

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2022
JANUS INTERNATIONAL GROUP, INC.
By: /s/ Scott Sannes
Name: Scott Sannes
Title: Chief Financial Officer